Exhibit 10.1

MEMORANDUM OF UNDERSTANDING (“MOU”) FOR SETTLEMENT BETWEEN

ADAPTHEALTH CORP. AND LUKE MCGEE

Dated: June 11, 2021

Parties	Luke McGee (“LM”) and AdaptHealth Corp. (together with its subsidiaries, the “Company”).

Termination of Employment

Reference is made to the Employment Agreement, dated March 20, 2019, by and between AdaptHealth Holdings LLC, a Delaware limited liability company, and LM (the “Employment Agreement”) and LM’s Restrictive Covenant Agreement, dated March 20, 2019 (the “Restricted Covenant Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement or the Restrictive Covenant Agreement, as applicable.

LM hereby resigns his employment without Good Reason, effective immediately upon notice of resignation, on the date of signing of this MOU (the “Effective Date”). As part of this MOU, LM acknowledges that he has no further rights to any other compensation or other benefits under the Employment Agreement or otherwise (other than vested benefits under qualified retirement plans, indemnification and advancement rights referred to below, and his right to COBRA coverage under the Company’s group health plans) as of the Effective Date. The Company agrees that it has not made, and shall not subsequently make, any determination that LM’s employment could have been terminated for Cause (which LM denies).

Upon termination, LM will be deemed to have resigned from any and all directorships, committee memberships, and any other positions LM holds with the Company and agrees to execute any documents that the Company reasonably determines necessary to effectuate such resignations.

Within fifteen days from the Effective Date, LM shall receive his base salary from the date of his suspension through June 11, 2021. LM’s equity awards scheduled to vest as of December 31, 2021 will vest proportionately through, and on, June 11, 2021 (as example, if Effective Date had been 6/1/21, the vested amounts would have been 173,516 of his 416,667 options and 20,821 of his 50,000 shares of restricted stock).

The Company will process the exercise of LM’s vested options promptly following receipt of cash from LM to cover the exercise price and withholding taxes due upon exercise prior to the 90th day following the Effective Date. The Company acknowledges LM’s intention to sell shares of Class A Common Stock of the Company to fund such expenses.

The Company will instruct its transfer agent to remove the restrictive legends on the shares of Company stock owned beneficially by LM, subject to the delivery of a reasonable undertaking which shall include the requirement that the sale of any such shares be in compliance with Rule 144 under the Securities Act. The Company will confirm in writing, upon request, that LM is no longer an affiliate (as defined under Rule 144 under the Securities Act of 1933, as amended) of the Company upon the Effective Date and, assuming no change in facts and circumstances between the date hereof and September 11, 2021, as of September 11, 2021 LM will, for purposes of Rule 144(b(1)(i), be a person who is not an affiliate of the issuer and has not been an affiliate during the preceding three months.

LM acknowledges that the securities laws prohibit the buying or selling of securities while in possession of material, nonpublic information about the security.

AdaptHealth shall promptly cooperate in good faith to allow LM to use his FSA balance.

Lockup

LM agrees that, for a period of nine months (the “Lockup Period”), neither he nor any of his affiliates will voluntarily Transfer more than 60% of the Equity Securities beneficially owned by LM.

“Equity Securities” means any shares of common stock of the Company or any securities convertible into or exchangeable for such shares (or options or warrants to purchase any of the foregoing).

“Transfer” means (a) any voluntary direct or indirect sale, lease, assignment, lien, disposition or other transfer (by operation of law or otherwise), or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, lien, disposition or other transfer (by operation of law or otherwise) of any Equity Security or (b) to enter into any derivative instrument, swap or any other contract, agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Equity Security, whether any such derivative instrument, swap, contract, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

On the last business day of each month during the Lockup Period, at the Company’s written request, LM shall provide a written certification that he is in compliance with this covenant along with reasonable supporting documentation, including account statements, evidencing his ownership of Equity Securities.

Restrictions on Interfering	Subject to the below, LM affirms his obligations under the Restrictive Covenant Agreement, including his obligations:

	(i)	for a period of two years following termination:

		a.	not to directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, within the United States or any other jurisdiction in which the Company is actively engaged in business. For the avoidance of doubt, for purposes of the definition of “Competitive Activities” under the Restrictive Covenant Agreement, “then-current or demonstrably planned business activities of the Company Group” shall mean those business activities current on the Effective Date or demonstrably planned during the six-month period preceding the Effective Date, and Verustat is not deemed to be engaged in Competitive Activities; and

		b.	not to directly or indirectly for his own account or for the account of any other individual or entity, engage in Interfering Activities.

	(ii)	not to make any disparaging or defamatory comments regarding the Company or its respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of his relationship with the Company or any conduct or events which precipitated any termination of employment from the Company, except as required by applicable law, regulation, or order of a court or governmental agency or in response to any governmental or regulatory inquiry or investigation or in connection with the defense of any action, claim, or suit.

	(iii)	to keep the Confidential Information confidential.

The Company shall instruct its directors and “named executive officers” (having the meaning ascribed to such term in the Securities Act) not to make any disparaging or defamatory comments regarding LM; provided, however, that for the avoidance of doubt, the foregoing prohibition shall not apply to (A) statements by such persons required by applicable law, regulation, or order of a court or governmental agency, or in response to any governmental or regulatory inquiry or investigation or in connection with the defense of any action, claim, or suit or (B) any disclosure made by the Company in good faith pursuant to applicable securities laws if the Company has received the advice of counsel that such disclosure is appropriate or advisable. Notwithstanding clause (ii) immediately above, LM shall have the right to make truthful statements in response to any disparaging or defamatory comments regarding him by the Company or its directors or executive officers.

Standstill	LM agrees that, for a period of one year, neither he nor any of his affiliates will, directly or indirectly, (i) acquire beneficial ownership of any additional Equity Securities, (ii) propose to any person or take substantial steps to effect or enter into any business combination, restructuring, recapitalization or the sale or other disposition outside of the ordinary course of business of any material portion of the assets of the Company or other extraordinary transaction involving the Company, (iii) seek election to or seek to place a representative on the Board of Directors, (iv) solicit proxies or stockholder consents or participate in any such solicitation for any purpose within the meaning of the SEC’s proxy rules under the Securities Exchange Act of 1934, as amended, or otherwise seek to control or influence the Board of Directors, (v) form, join or participate in a “group” in connection with any of the foregoing, (vi) assist or encourage any other person in connection with any of the foregoing, or (vii) make or cause the Company to make a public announcement regarding any intention of LM to take any action which would be prohibited by any of the foregoing.

Disclosure	LM acknowledges that the Company will file a Form 8-K disclosing the material terms of this agreement. LM shall have the opportunity to review the Form 8-K, and the Company shall reasonably consider any comments made by LM prior to filing.

Cooperation	LM reaffirms his obligations under Section 10 of the Restrictive Covenant Agreement.

Expenses/Property	Each party will pay its own expenses in connection with the negotiation and drafting of this MOU. LM may retain any Company-issued and/or paid for devices he possesses (e.g., cell phone and laptop) and retain his cell phone number in each case provided that: (i) LM makes such devices available to a mutually acceptable third party for the purpose of ensuring that all Company Confidential Information is deleted from such devices, (ii) the Company receives confirmation that a complete and unaltered images of such devices as of April 13, 2021 (the “Pre-Leave Images”) have been obtained by, and shall be maintained for a period of not less than 6 years following the date hereof by, Akin Gump Strauss Hauer & Feld LLP, all at the Company’s expense and (iii) LM undertakes to promptly delete any Company Confidential Information (including emails) that he forwarded to personal email addresses or is otherwise in LM’s possession. For the avoidance of doubt, the Company shall not be restricted from seeking production on or after the date hereof of the Pre-Leave Images in any appropriate legal forum.

Governing Law	This MOU will be governed by and construed and enforced in accordance with the law of New York.

Releases	Except as provided in this MOU, LM and the Company mutually release each other solely of their respective rights and obligations under the Employment Agreement. Notwithstanding the foregoing and for the avoidance of doubt, LM does not release any rights under the Company by-laws, his rights of indemnification and advancement, his rights under D&O and/or insurance policies, all of which he retains, and the Company reserves all of its rights and/or claims and defenses with respect thereto. Neither party releases their respective rights under this MOU. The Company does not release LM for any potential shareholder or derivative claims asserted against LM, and LM does not release any defenses and/or claims with respect thereto.

AdaptHealth Corp.

Date: June 14, 2021

By:	/s/ Stephen Griggs
Name: Stephen Griggs
Title: Co-Chief Executive Officer

Luke McGee

/s/ Luke McGee